FIRST AMENDMENT TO THE

TRANSFER AGENT SERVICING AGREEMENT

THIS FIRST AMENDMENT to the Transfer Agent Servicing Agreement dated as of January 17, 2025 (the “Agreement”) is made and entered into as of the last date in the signature block below (the “Effective Date”), by and between HORIZON FUNDS, a Delaware statutory trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, d/b/a U.S. Bank Global Fund Services, a Wisconsin limited liability company (“Fund Services”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend Exhibit A to add the following funds;

●	Horizon Dividend Income ETF
●	Horizon Core Equity ETF
●	Horizon Managed Risk ETF
●	Horizon Core Bond ETF
●	Horizon Flexible Income ETF
●	Horizon Nasdaq-100 Defined Risk ETF
●	Horizon Digital Frontier ETF

WHEREAS, Section 13 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

1.	As of the Effective Date, Exhibit A is hereby superseded and replaced in its entirety with the Exhibit A attached hereto.

2.	Notwithstanding the foregoing, all other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the Effective Date.

HORIZON FUNDS		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Matt Chambers	By:	/s/ Greg Farley
Name: Matt Chambers		Name: Greg Farley
Title: Vice President		Title: Senior Vice President
Date: May 28, 2025		Date: May 28, 2025
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Exhibit A to the Transfer Agent Servicing Agreement

Separate Series of Horizon Funds

Name of Series

Horizon Expedition Plus ETF

Horizon Landmark ETF

Horizon Dividend Income ETF

Horizon Core Equity ETF

Horizon Managed Risk ETF

Horizon Core Bond ETF

Horizon Flexible Income ETF

Horizon Nasdaq-100 Defined Risk ETF

Horizon Digital Frontier ETF

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